UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2023

ANEBULO PHARMACEUTICALS, INC

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40388	85-1170950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Anebulo Pharmaceuticals, Inc. 1017 Ranch Road 620 South, Suite 107 Lakeway, TX	78734
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 598-0931

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ANEB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2023, Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), terminated without cause the employment of Simon Allen, the Company’s Chief Executive Officer. In connection with his termination, Mr. Allen resigned from the Company’s Board of Directors (the “Board”) on October 5, 2023.

On October 6, 2023, the Board appointed Richard (Richie) Anthony Cunningham as the Company’s Chief Executive Officer and as a member of the Board.

Mr. Cunningham, age 53, has over 20 years of leadership experience in the healthcare and biopharmaceutical industry. Prior to joining the Company, Mr. Cunningham was the Chief Executive Officer at Tyme Technologies Inc., a clinical-stage biopharmaceutical company, which position he held from November 2020 to October 2022. Prior to that, Mr. Cunningham was the Chief Executive Officer and President of IXC Discovery, Inc. (formerly, Icagen Inc.), a drug discovery company, which positions he held from November 2014 to November 2020. He has also served as a director of IXC Discovery, Inc. since April 2020. Before IXC Discovery, Inc., Mr. Cunningham held various roles at pharmaceutical and healthcare companies, including Boehringer Ingelheim and Valeant Pharmaceuticals (now, Bausch Health Companies Inc.; NYSE: BHC). His experience includes a broad array of responsibilities, including mergers and acquisitions, business development, strategy development, therapeutic launches, contracting, managed care, and sales and marketing. He has led the commercialization and launch of multiple therapies in oncology, rare disease, infectious disease, respiratory, neurology, cardiovascular and metabolic diseases.

In connection with his appointment as the Company’s Chief Executive Officer, the Company entered into an employment agreement with Mr. Cunningham (the “Employment Agreement”), which sets forth the terms of Mr. Cunningham’s employment with the Company. Pursuant to the Employment Agreement, Mr. Cunningham is entitled to receive an annual base salary of $450,000. In addition, pursuant to the Employment Agreement, on October 6, 2023, the Company granted Mr. Cunningham a stock option under the Company’s 2020 Stock Incentive Plan (the “Plan”) to purchase up to 600,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on the grant date as reported on The Nasdaq Capital Market (the “Grant Date Closing Price”). This option vests in 16 equal quarterly installments commencing on January 1, 2024, provided Mr. Cunningham remains employed with the Company on the respective vesting date. In addition, on October 6, 2023, the Company granted Mr. Cunningham a performance-based stock option under the Plan to purchase up to 140,000 shares of common stock at an exercise price per share equal to the Grant Date Closing Price. This option vests in installments upon achievement of certain business development, clinical and corporate milestones.

Pursuant to the Employment Agreement, if the Company terminates Mr. Cunningham without cause (as defined in the Employment Agreement) or if Mr. Cunningham resigns for good reason (as defined in the Employment Agreement), then subject to Mr. Cunningham providing the Company with a timely and effective release and waiver of claims, Mr. Cunningham is entitled to receive salary continuation for a period of 12 months plus COBRA premiums for up to 12 months.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full agreement, a copy of which is filed as Exhibit 10.1 to this report.

The Company and Mr. Cunningham have also entered into the Company’s standard indemnification agreement for the Company’s directors and officers, a copy of which is filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on April 1, 2021.

On October 6, 2023, the Company appointed Bimal Shah as a member of the Board and as a member of the Audit Committee and the Compensation Committee of the Board. Mr. Shah will be compensated for his services as a director pursuant to the Company’s non-employee director compensation policy, a copy of which is filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the SEC on September 9, 2022. The Company and Mr. Shah have also entered into the Company’s standard indemnification agreement for the Company’s directors and officers, a copy of which is filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on April 1, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated October 5, 2023, between the Company and Richard Anthony Cunningham.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANEBULO PHARMACEUTICALS, INC.

Date: October 6, 2023	By:	/s/ Richard Anthony Cunningham
Richard Anthony Cunningham Chief Executive Officer (Principal Executive Officer)